Exhibit 10.1
Endorsement to Quota Share Retrocession Agreement

This endorsement dated  1 February 2011 is to be read in conjunction with the Quota Share Retrocession Agreement entered into between AXA Re (now Colisee Re) and PARIS RE dated December 21 2006 and effective as of January 1 2006 (the "Agreement").

Background

(A)
PARIS RE and its affiliate Partner Reinsurance Europe Limited ("PREEL") completed a cross-border merger on October 1 2010 whereby all assets and liabilities of PARIS RE, including the Agreement, were transferred to PREEL for the benefit of its French Branch.

(B)
PREEL and COLISEE RE ("COLISEE") are in the process of effecting the transfer of policies issued by COLISEE (under its former name AXA Re) between January 1, 2006 and September 30, 2007 and reinsured by PREEL pursuant to the Agreement, such transfer to be effected by a combination of individual novations and a portfolio transfer.

(C)	This endorsement sets out the basis on which the parties have agreed that certain assets currently forming part of the Funds Withheld Balance (as defined in the Agreement) will be released to PREEL.

1	Definitions

1.1	Terms defined in the Agreement have the same meaning in this Endorsement.

1.2	In this Endorsement unless the context otherwise requires, the following definitions apply:

Effective Date means the date of this Endorsement;

Endorsement means this endorsement;

Initial Amount means the value of the assets released to PREEL pursuant to clause 2.2 as at the date on which they were released;

Non Novated Policies means any and all Policies that have not been novated to PREEL or in respect of which the policyholder has not consented to the Portfolio Transfer;

Non Novated Policy Liabilities means Net Liability in relation to Non Novated Policies;

Parties means PREEL and COLISEE (each a Party);

Pledge means the declaration of pledge to be issued by PREEL in relation to securities in an amount equal to the Non Novated Policy Liabilities;

Policies means policies issued by COLISEE (under its former name AXA Re) between January 1, 2006 and September 30, 2007 and reinsured by PREEL pursuant to the Agreement;

Policy Liabilities means Net Liability in relation to any and all Policies; and

execution copy

Portfolio Transfer means the transfer of the Policies by COLISEE to PREEL proposed to be effected between the Parties.

2	Release of FW Subaccount Balances

2.1	In consideration of PREEL agreeing to issue the Pledge COLISEE agrees to release assets to PREEL from the FW Subaccount Balances in accordance with clauses 2.2 and 2.3.

2.2
On or before February 4, 2011, COLISEE shall release and transfer to PREEL cash in an amount equal to estimated Policy Liabilities as at December 31 2010, such amount to be a minimum of the equivalent of USD 270 million and not to exceed the equivalent of USD 300 million.

2.3	On or before March 31 2011, the amount of Policy Liabilities as at December 31 2010 according to COLISEE's balance sheet and as agreed by the respective party’s CFOs shall be determined and either:

2.3.1
COLISEE shall release and transfer to PREEL cash and other assets in an amount equal to the amount by which Policy Liabilities as at December 31 2010 as shown in COLISEE's balance sheet exceed the Initial Amount; or

2.3.2
PREEL shall transfer to COLISEE cash and/or other assets in an amount equal to the amount by which the Initial Amount exceeds Policy Liabilities as at December 31 2010 as shown in COLISEE's balance sheet.

2.4	The composition of the other assets to be transferred by COLISEE to PREEL pursuant to clauses 2.3 shall be agreed between the Parties acting in good faith.

To the extent that the composition of the other assets has not been agreed on or before 31 March 2011, COLISEE shall transfer to PREEL, on or before 31 March 2011, cash representing the difference between the amount of the Policy Liabilities which exceed the Initial Amountand the assets agreed by the CFOs of the parties. On or before 30 June 2011 COLISEE shall transfer to PREEL the remainder of the other assets not previously transferred to PREEL, subject to agreement of the CFOs of the parties, and PREEL shall transfer to COLISEE cash in an amount representing those assets.

2.5	COLISEE hereby confirms, represents and undertakes to PREEL that:

2.5.1	Any assets transferred by it pursuant to this Endorsement will at the time of transfer:

(a)
Be owned by COLISEE as beneficial owner with good and marketable title, free and clear of all mortgages, liens, assignments, charges, pledges, security interests, encumbrances and other claims except as provided for by the Policies;

(b)
Not be subject to any written or oral agreement, option, understanding or commitment in favour of any person firm or corporation other than PREEL, or any right or privilege capable of becoming an agreement, for the purchase from COLISEE of such assets;

(c)
Not to the best of COLISEE’s knowledge be subject to any action, suit or proceeding pending which would affect such assets at law or in equity or before or by any public department, commission or authority; and

2.5.2	COLISEE will not transfer to PREEL any assets in respect of which COLISEE is aware of any existing grounds on which any action, suit or proceeding of the kind described in clause 2.5.1(c) might be commenced with any reasonable likelihood of success.

3	Cessation of Funds Withheld Basis

3.1
With effect from the Effective Date COLISEE shall be relieved from its obligation (insofar as that obligation relates to the Policies only) to maintain FW Subaccount Balances and any amounts required under the Agreement to be debited or credited to a FW Subaccount shall (insofar as such amounts relate to the Policies only) be settled in cash on a quarterly basis.

4	Payment of Claims and Cash Calls

4.1	The Parties agree that following the Effective Date PREEL shall settle claims under Policies and that:

4.1.1	COLISEE shall have no right to an indemnity under the Agreement in respect of any claim under a Policy that has been settled by PREEL; and

4.1.2
PREEL shall be entitled on 5 Business Days notice in writing to call for payment in cash by COLISEE of the amount of any claim under a Policy that has fallen due for payment and COLISEE shall pay such amount to PREEL within 5 Business Days of receipt of such notice.

4.2
For the avoidance of doubt PREEL shall have no entitlement to make a cash call pursuant to clause 4.1.2 following the date on which COLISEE shall have transferred assets to PREEL pursuant to clause 2.2.

5	Investment Income

5.1
For the avoidance of doubt COLISEE's obligation under the Agreement to release Investment Income in relation to FW Subaccount Balances to PREEL shall apply to Investment Income earned in respect of assets to be transferred pursuant to this Endorsement up to the date on which they are transferred.

6	General

6.1	The terms of this Endorsement shall prevail in the event of conflict with any other provisions of the Agreement.

[signature page follows]

IN WITNESS of which this Endorsement has been executed by the Parties on the date set out at the beginning of this Endorsement.

Signed by: Cedric de Linares	) )
duly authorised for and on behalf of	)
COLISEE RE		sign here: Cedric de Linares
Title: Chairman and CEO
Signed by: Alexander Tully	) )
duly authorised for and on behalf of	)
PARTNER REINSURANCE EUROPE LIMITED		sign here: Alexander Tully
Title: Chief Financial Officer

Signed by: Simon Arnot	) )
duly authorised for and on behalf of	)
PARTNER REINSURANCE EUROPE LIMITED		sign here: Simon Arnot
Title: Company Secretary